Exhibit 10.1

RETIREMENT AND WAIVER AND RELEASE AGREEMENT

This Retirement and Waiver and Release Agreement (“Agreement”) is hereby made by and between Graham Brock, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Brock”), and Molex Incorporated, on behalf of itself, its subsidiaries, divisions, affiliate companies, directors, officers, successors, employees, agents and anyone acting for it (collectively referred to throughout this Agreement as “Molex”). This Agreement provides for pay and/or benefits to Brock as retirement benefits, and for his forbearance from taking certain actions, all as specifically set forth below. This Agreement shall be effective as of September 16, 2013 (the “Effective Date”).

The terms of this Agreement are as follows:

1. Retirement. Brock is currently employed by Molex as Executive Vice President and President, Global Sales and Marketing Division. Brock and Molex agree and acknowledge that Brock shall voluntarily retire from Molex effective June 30, 2014 (“Retirement Date”). Provided that Brock (i) remains in the employ of Molex through his Retirement Date and (ii) abides by all of Brock’s obligations under Section 3 below, then on the condition that Brock does not revoke the signed Agreement within seven days of the Effective Date, Molex agrees to provide the following retirement pay, retirement benefits and other consideration to Brock:

(a) Annual Retirement Benefit. From July 1, 2014 to June 30, 2017 (“Retirement Period”), Molex shall pay Brock an annual retirement benefit in an amount equal to 100% of his base salary as of his Retirement Date, less applicable deductions and tax withholdings, payable in equal installments in accordance with Molex’s regular payroll practice with the first installment being paid on the first regular payroll date following July 1, 2014. These payments shall continue to Brock’s surviving spouse in the event of his death prior to the end of the Retirement Period. In the event of the death of Brock’s surviving spouse prior to the end of the Retirement Period, the annual retirement benefits shall cease with the month of her death and no further annual retirement benefits shall be payable.

(b) Equity Award Grants. Upon the Retirement Date, the vesting of any outstanding stock awards to Brock shall accelerate, and such awards shall be exercisable pursuant to the terms of the applicable stock incentive plan.

(c) Other Benefits. Molex shall pay Brock all retirement benefits that he is entitled to receive at such times as distributions are permitted to him under the terms of such plans and applicable tax laws; provided, that his eligibility to participate in such plans shall cease as of the Retirement Date. All other health and welfare benefits, including life insurance and long-term disability insurance, shall cease as of the Retirement Date.

2. Repatriation to the United Kingdom. Brock is currently an expatriate from the UK to the US under the terms of Molex’s Long-Term Assignment Policy (“Policy”). Upon Brock’s retirement, Molex agrees to repatriate him and his family back to the UK in accordance with the Policy.

3. Brock’s Obligations. Brock agrees that during the period of time he receives pay or benefits under Section 1 above, and for a period of 24 months thereafter, he will comply with the following provisions:

(a) Non-Compete. Brock will not, directly or indirectly, either as an employee or a member of a partnership, or as an employee, sponsor, promoter, stockholder (except for publicly traded corporations), officer or director of a corporation or other business entity, or otherwise own, manage, operate, contract, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business, whether foreign or domestic, similar to or competing with the type of business conducted by Molex and the products produced by Molex without the prior express written consent of the Chief Executive Officer of Molex. If Brock secures subsequent employment which does not violate the restrictive covenants contained herein, as determined by the Chief Executive Officer of Molex, Molex shall remain obligated to perform under the terms of the Agreement.

(b) Non-Solicitation of Employees. Brock, either directly or indirectly, will not solicit for employment or hire any employee of Molex on his own behalf or on behalf of any company, firm, organization or person or recommend any employee of Molex to any other person or party for employment without the prior express written consent of the Chief Executive Officer of Molex;

(c) Confidential Information. Brock acknowledges that, by virtue of his employment with Molex, he has had access to and/or received trade secrets and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to Molex’s business. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to Molex, Brock agrees that he will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of Molex.

(d) Molex Reputation. Brock agrees that he shall not do or say anything that directly disparages or adversely affects Molex.

(e) Return of Molex Property. Brock agrees that as of his Retirement Date, he shall return to Molex all property and information belonging to Molex in accordance with Molex’s separation policies, except for such materials required for him to perform any consulting duties under the Consulting Agreement.

(f) Molex Relief. Brock acknowledges that the obligations set forth in Sections 3(a), (b) and (c) above are necessary to protect Molex’s legitimate business interests, that breach of any of these obligations would cause irreparable harm to Molex justifying the awarding of injunctive relief against Brock as well as other remedies, and that he is agreeing to the obligations in Sections 3(a), (b) and (c) above because of the substantial consideration he is receiving hereunder.

(g) Discontinuation of Payments. Brock agrees that if he breaches any of the obligations set forth in Sections 3(a), (b) and (c) above, then Molex has the right to discontinue and not provide any outstanding pay and/or benefits that Brock would otherwise not have been eligible to receive but for this Agreement.

4. Waiver and Release. Brock waives and releases Molex from any and all claims of any type arising out of or relating to his employment with Molex or the separation of his employment with Molex. This waiver and release includes, but is not limited to:

(a)	Claims that Molex violated its personnel policies, handbook, or any implied or express contract of employment;

(b)	Claims for entitlement to any pay, bonus, commission, disability benefits, life insurance benefits, stock options, or severance, welfare or retirement benefits (other than as described in this Agreement);

(c)	Claims for wrongful termination, violation of public policy, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, loss of consortium, negligence, breach of contract, promissory estoppel, and any other common or statutory law claim;

(d)	Claims of discrimination or retaliation based on age, ancestry, national origin, color, sex, pregnancy, concerted activity, disability, handicap, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sexual orientation, source of income, union activity, veteran’s status, or other status protected by any law; and

(e)	Claims under any other laws, whether in the United States or the United Kingdom.

5. ADEA Claims. Among the claims being waived and released by Brock are any and all claims under the federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”). Pursuant to the requirements of the ADEA and OWBPA, Brock acknowledges that:

(a)	This waiver and release is written in a manner that is understood by Brock, that he in fact understands the waiver and release, and that he understands the entire Agreement;

(b)	He knowingly, voluntarily and expressly intends to waive and release claims under the ADEA;

(c)	He is not waiving rights or claims that may arise after the date this Agreement is executed;

(d)	He is receiving valuable benefits and consideration under this Agreement that he is not already entitled to receive;

(e)	He has been and is being advised by Molex to consult with an attorney prior to executing this Agreement;

(f)	He has seven days from the Effective Date of this Agreement to revoke the Agreement; and

(g)	He has been advised that this Agreement shall not become effective or enforceable and the consideration set forth in Section 2 of this Agreement shall not be paid if Brock exercises his right to revoke this Agreement.

6. Other Claims. The parties hereto agree never to sue each other in any forum for any reason, including but not limited to claims, laws or theories covered by the above waiver and release language, but not including claims that arise after the effective date of this Agreement.

7. No Admission of Liability. This Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect, for any purpose whatsoever, as being an admission of liability or wrongdoing by Molex.

8. Superseding Agreement. This Agreement supersedes any and all prior written or verbal communications relating to Brock’s retirement, termination of employment, expatriate assignment, pay and/or benefits.

9. Amendment. This Agreement may be amended only in a writing signed by both parties.

10. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Illinois to the extent not preempted by the Employee Retirement Income Security Act of 1974.

11. Brock Acknowledgment. Brock agrees that he is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that he has not been coerced, threatened or intimidated into signing this Agreement, that he has not been promised anything else in exchange for signing this Agreement, and that he has had reasonable and sufficient time to consider this Agreement.

12. Code Section 409A Compliance. Molex and Brock acknowledge that the retirement benefit payments made pursuant to this Agreement may represent “deferred compensation” under Section 409A and may not be accelerated or further deferred except as in accordance with Section 409A and the regulations issued thereunder.

13. Effective Date. This Agreement shall be effective on the eighth day following the Effective Date if Brock does not revoke it before then. This entire Agreement shall be void and of no force and effect if Brock timely revokes this Agreement.

*     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Graham Brock	Molex Incorporated

Ana G. Rodriguez
Senior Vice President
Global Human Resources

Date:	Date: